Filed Pursuant to Rule 424(b)(2)
File No. 333-195697

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series N, Floating Rate Notes	$500,000,000	100.00%	$500,000,000	$64,400

(1)	The total filing fee of $64,400 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the
“Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 5 dated September 16, 2014

(to Prospectus Supplement dated May 30, 2014

and Prospectus dated May 5, 2014)

WELLS FARGO & COMPANY

Medium-Term Notes, Series N

Floating Rate Notes

Aggregate Principal Amount Offered:	$500,000,000

Trade Date:	September 16, 2014

Original Issue Date (T+5):	September 23, 2014

Stated Maturity Date:

September 14, 2018; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from September 23, 2014

Agent Discount (Gross Spread):	0.30%

All-In Price (Net of Agent Discount):	99.70%, plus accrued interest, if any, from September 23, 2014

Net Proceeds:	$498,500,000

Benchmark:	Three-month LIBOR

Base Rate:	LIBOR

Spread:	+40 basis points

Designated LIBOR Page:	Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each March 14, June 14, September 14 and December 14, commencing December 14, 2014 and ending June 14, 2018

Interest Payment Dates:	Each March 14, June 14, September 14 and December 14, commencing December 14, 2014 and at maturity

Initial Interest Rate:	Three-month LIBOR plus 0.40%, determined two London banking days prior to September 16, 2014

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company

Listing:	None

Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$ 490,000,000

Agent (Co-Managers):	CastleOak Securities, L.P.	5,000,000
	Drexel Hamilton, LLC	5,000,000

	Total:	$ 500,000,000

Plan of Distribution:

On September 16, 2014, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.70%, plus accrued interest, if any, from September 23, 2014. The purchase price equals the issue price of 100.00% less a discount of 0.30% of the principal amount of the notes.

Certain U.S. Federal Income Tax Consequences:	Tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BGD6

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